EXHIBIT 4.8

                       STOCK ACQUISITION AGREEMENT BETWEEN
                   GOODISON PARK LIMITED AND WORLD GAMING PLC


         THIS STOCK ACQUISITION AGREEMENT ("Agreement") is made and entered into this 4th day of April 2003, between Goodison Park Limited ("Purchaser"), whose address is Sea Meadow House, Blackburne Highway, P.O. Box 116, Town Road, Tortola, British Virgin Islands and World Gaming Plc whose registered office is at 47 Castle Street, Reading RG1 7SR, England ("Seller" or "World Gaming").

                                    RECITALS

         WHEREAS: Seller is a United Kingdom Public Limited Company whose primary business in the licensing of its Internet gaming software.

         WHEREAS: Seller currently has issued and outstanding 40,781,419 ordinary shares.

         WHEREAS: Seller desires to allot and issue ordinary shares to raise additional capital for Seller.

         WHEREAS: Purchaser wishes to invest in Seller by subscribing for ordinary shares in Seller's share capital.

                                    AGREEMENT

         In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

                                  SECTION ONE:
                                 ISSUE OF SHARES

         Forthwith upon execution and closing of this Agreement, Seller shall allot and issue to Purchaser, Five Million (5,000,000) ordinary shares of (pound)0.002 each in the capital of World Gaming having the rights set out in the Articles of Association of World Gaming adopted on 20 June 2002 ("New Shares") and enter Purchaser's name in the register of members of World Gaming. Purchaser shall subscribe for such shares and agrees to pay in consideration Twelve United States Cents (US $0.12) per share giving a total subscription price of Six Hundred Thousand (US $600,000.00) United States Dollars upon execution and closing of this Agreement, said closing to be held on 4th day of April, 2003 (the "effective date").


                                  SECTION TWO:
                  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

         Seller represents and warrants as follows:

A. World Gaming is a duly incorporated, validly existing corporation and in good standing under the laws of the United Kingdom.

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B. The authorized and issued share capital of World Gaming is 40,781,419 ordinary shares of (pound)0.002 each held as to 40,781,417 ordinary shares by Continental Stock Transfer and Trust Company ("Continental") and as to 2 ordinary shares by Continental and Steve Nelson. All issued shares are fully paid and nonassessable.

C. There are warrants, option rights, and debentures currently outstanding all as referred to in the consolidated financial statements of World Gaming for the period from 1st May 2001 to 31st December 2001 issued by the corporation in connection with the registration of the shares of stock of the corporation.

D. World Gaming will properly and validly allot and issue the New Shares free and clear of any liens, encumbrances, and charges, and World Gaming has full power to allot and issue to Purchaser, such New Shares.

E. The allotment and issue of the New Shares, pursuant to this Agreement, is an isolated transaction by World Gaming, which has no obligation and currently does not intend to make any other sales, allotments or issues other than pursuant to the World Gaming 2001 Shares Option Plan.

F. Copies of the latest financial statements concerning the business and financial affairs of World Gaming have been furnished to Purchaser. World Gaming has delivered copies of financial statements for World Gaming and its Subsidiaries, attached hereto as Exhibit "2," and incorporated herein by reference as if fully restated herein, said financial statements being composed of the Management Accounts as at 28th February 2003.

G. Since January 1, 2003, and up to the time of execution of this agreement, there has not been:

         1. Any change in the financial condition, assets, liabilities, and business of the corporation other than changes in the ordinary course of business.

         2. Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of World Gaming.

H. Save that certain case captioned In re: Starnet Communications International, Inc. Securities Litigation, currently pending before the United States District Court For The District Of Delaware, Case Number: 99-681, there is no litigation or proceeding pending, or, to Seller's knowledge, threatened against or relating to World Gaming or to any of its properties or business; nor does Seller know, or have reasonable grounds to believe, that there is any basis for any such action or for any governmental investigation relative to World Gaming or any of its assets or activities.

I. Since 1st April 2002 World Gaming has not entered into any contract nor created any obligation on behalf of World Gaming except in the regular course of business.

J. World Gaming owns all the outstanding stock of those companies listed upon that certain document titled "Organizational Structure," hereinafter the "Subsidiaries," provided by World Gaming to Purchaser, and a true and accurate copy of this document is attached hereto as

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Exhibit "3," and incorporated herein by reference as if fully restated herein.
The Subsidiaries are corporations duly organized and validly existing in good standing under the laws of Canada, Delaware, Antigua and Barbuda, Australia and the United Kingdom, and are duly authorized, qualified and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in the places and in the manner now conducted. There exist no options, warrants, calls, or commitments of any kind obligating any Subsidiary to issue any of its authorized but unissued stock.

K. World Gaming and World Gaming's Subsidiaries filed all requisite tax returns due for all fiscal periods ended on or before 31st December 2001. There are no claims against World Gaming and any of the Subsidiaries for taxes for any period or period prior to the date of this Agreement.

L. No governmental agency or body shall have taken any other action or made any request of Word Gaming as a result of which the management of World Gaming deems it inadvisable to proceed with the transactions hereunder.

M. No material adverse change in the results of operations, financial condition or business of World Gaming and its Subsidiaries shall have occurred, and World Gaming and its Subsidiaries shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since World Gaming's balance sheet date, which change, loss or damage materially affects or impairs the ability of World Gaming and its Subsidiaries to conduct its business.

N. The representations and warranties of World Gaming contained in this Agreement shall be accurate as of the effective date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this agreement to be complied with and performed by World Gaming on or before the effective date shall have been duly complied with and performed; and a certificate to the foregoing effect dated the effective date and signed by a party authorized by the board of directors of World Gaming shall have been delivered to the Purchaser.

O. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters have been taken or entered into, as the case may be.

P. World Gaming shall provide Purchaser with an original of the duly enacted resolutions of World Gaming's board of directors ("Board") authorizing the execution and delivery of this Agreement by World Gaming, and certified by the secretary of World Gaming to have been adopted by the Board and to be in full force and effect as of the effective date.

Q. World Gaming (subject to any resolution of its members to the contrary) shall procure and the Board shall (subject to at all times being able to exercise their fiduciary duties) procure that they will not (without the consent of the Purchaser) resolve or seek the approval of the shareholders of World Gaming to resolve that World Gaming or any of its subsidiaries shall carry out or take any action which would result in World Gaming or any of its subsidiaries carrying out any of the following matters relating to World Gaming or any of its subsidiaries:

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

         1. any change to World Gaming's Memorandum and Articles of Association other than as contemplated by this Agreement;

         2. the presentation of any petition for winding-up or petition for an administration order;

         3. any change in the share capital or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities other than as contemplated by this Agreement and other than any shares issued pursuant to the normal operation of World Gaming's 2001 Share Option Plan but excluding all executive arrangements;

         4. any reduction of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or to her acquisition of any shares or other securities;

         5. the adoption after the date hereof of any bonus or profit-sharing scheme, any share option or share incentive scheme or employee share trust or share ownership plan or retirement benefit scheme;

         6. capital expenditure of greater than US$200,000;

         7. the entry into of any contract or commitment under which World Gaming may incur costs of US$200,000 or more or which may not be fulfilled or completed within one year or with a director or connected person of a director;

         8. the borrowing of amounts (or indebtedness in the nature of borrowings) other than in the ordinary course of trading or the creation of any charge or other security over any of its assets or property;

         9. the giving of any guarantee or indemnity; and

         10. the commencement or settlement of any litigation, arbitration or other proceedings which are material in the context of its business.

R. World Gaming undertakes to apply the moneys subscribed by Purchaser under this Agreement for working capital purposes in the furtherance of the World Gaming's business.

S. World Gaming undertakes to procure that at its Annual General Meeting for 2003, a resolution be proposed to its members, in such form as Purchaser shall approve, which if passed would enable the directors to issue shares non-preemptively only in respect of sufficient number of shares to meet the exercise of existing share options.

T. World Gaming, prior to any obligation of Purchaser to transfer the funds to pay for the New Shares, undertakes to procure that the resolutions set out in
Schedule 1 are validly passed by the Board and to provide Purchaser with an original of the duly enacted resolutions of the Board certified by the secretary of World Gaming to have been adopted by the Board and to be in full force and effect as of the effective date.

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

U. Nicholas Jackson and Clare Kamau Roberts each covenant that they shall (subject to acting within their fiduciary duties as directors of World Gaming) carry out all such acts, vote in favor of all such resolutions and execute all such documents as may be necessary (provided they are legally able to do so) to procure the compliance by World Gaming and its Board of their obligations under this Agreement.


                                 SECTION THREE:
                                    DIRECTORS

         Purchaser shall have the right by written notice to Seller to require Seller to appoint and maintain in office one director of Seller's board of directors (and as member of each and any committee of such board) ("Investor Director") and to remove any director so appointed and, upon his removal whether by Purchaser or otherwise, to appoint another director in his place and appoint a representative to attend as an observer at each and any meeting of the Board (and each and any committee of the Board). Seller undertakes to procure that the Investor Director is given at least three business days written notice of any meeting of the Board or a committee of the Board (or in exceptional circumstances such notice as is reasonable in such circumstances) which notice shall be faxed to the Investor Director at such number as he shall specify for the purpose.

         Purchaser hereby requires Seller to appoint Mr. A.V. Collins as the first Investor Director.


                                  SECTION FOUR:
                         DELIVERY IN ESCROW AND CLOSING

A. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall allot and issue to the Purchaser the New Shares, and the Purchaser shall subscribe for the New Shares from the Seller in consideration of the subscription price set forth in this Agreement. The closing of the transactions contemplated by this Agreement ("Closing"), shall be held at the offices of Pitmans, 47 Castle Street, Reading RG1 7SR, England on 4 April 2003, at 10:00 a.m., or such other place, date and time as the parties hereto may otherwise agree.

B. On the payment of the Six Hundred Thousand (US$600,000) United States Dollars subscription price by banker's draft delivered to World Gaming's offices at KFH Building, Liat Road, St. John's, Antigua, West Indies or such other location as the parties may agree (which amount shall be held by World Gaming to Purchaser's order pending Closing), at Closing, Seller shall procure that Purchaser's name is entered in the register of members of Seller and shall deliver to Purchaser:

         1. a duly certified extract of Seller's register of members registering Purchaser as the holder of the New Shares;

         2. a duly certified copy of the resolutions of the Board as set out in
Schedule 1;

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

         3. a guarantee in a form satisfactory to Purchaser duly executed by Mr. Nicholas Jackson; and

         4. a duly executed share certificate representing the New Shares.


                                  SECTION FIVE:
                                    BROKERAGE

         Seller represents that there are no brokerage or other commissions due relative to the allotment and issue of the New Shares by Seller.


                                  SECTION SIX:
                                  MODIFICATION

         This agreement may not be modified or terminated except by an agreement in writing executed by both parties.


                                 SECTION SEVEN:
                                  ATTORNEY FEES

         If any action is filed in relation to this Agreement, the prevailing party in the action or any related settlement shall be entitled to recover from the other party reasonable attorney fees and costs of suit, in addition to all other recovery and relief.


                                 SECTION EIGHT:
                             ADDITIONAL INSTRUMENTS

         The parties hereto shall deliver or cause to be delivered on the effective date, and at such other times and places as shall be reasonably agreed on, such additional instruments as any party may reasonably request for the purpose of carrying out this agreement. Purchaser and Seller will cooperate and use their best efforts to have the present officers, directors and employees of Purchaser and Seller cooperate on and after the effective date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the effective date.


                                  SECTION NINE:
                                  SURVIVORSHIP

         All warranties, covenants, representations and guarantees shall survive the closing and execution of the documents contemplated by this agreement. The parties hereto in executing, and in carrying out the provisions of, this agreement are relying solely on the representations, warranties and agreements contained in this agreement or in any writing delivered pursuant to provisions of this agreement or at the closing of the transaction herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

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
                                  SECTION TEN:
                                     GENDER

         Wherever in this Agreement, words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply, and wherever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.


                                 SECTION ELEVEN:
                           BINDING EFFECT OF AGREEMENT

         It is further agreed by the undersigned parties, companies, entities, and individuals that the duties, rights, obligations under this Agreement are legally binding upon the named principals, corporations, entities and consultants.


                                 SECTION TWELVE:
                                ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties, and there are no verbal understandings or other agreements of any nature with respect to the subject matter of this Agreement except those contained herein.


                                SECTION THIRTEEN:
                                     NOTICES

         Any notice required to be given shall be in writing and effective when delivered by messenger or dispatched by registered mail, or facsimile to the respective party at the address specified below:

    FOR World Gaming: Person And Address

                      Telephone:                001 268 480 1650
                      Facsimile:                001 268 480 1656
                      E-mail:                   nicholas.jackson@worldgaming.com
                      Cell Phone:               001 268 773 1389

    FOR PURCHASER:    Neil H. Sanders II, Esquire
                      228 First Avenue
                      Gallipolis, Ohio  45631
                      Telephone:                001 (805) 453 2037
                      Facsimile:                001 (805) 456 2125
                      E-mail:                   nsanders@eurekanet.com


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
                                SECTION FOURTEEN:
                                  GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales of the United Kingdom. For purposes of any action or proceeding involving any matter arising out of or relating to this Agreement, each party hereby expressly consents and submits to the non-exclusive jurisdiction of all courts located in England and Wales of the United Kingdom.


                                SECTION FIFTEEN:
                          EFFECT OF PARTIAL INVALIDITY

         The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision of this Agreement. In the event that any provision of this Agreement is held to be invalid, the parties hereto agree that the remaining provisions shall be deemed to be in full force and effect, as if they had been executed by all parties subsequent to, after, the expungement, removal, of the invalid provision.


                                SECTION SIXTEEN:
                               PARAGRAPH HEADINGS

         The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.


                               SECTION SEVENTEEN:
                              ASSIGNMENT OF RIGHTS

         The rights of each party under this Agreement are personal or corporate rights and may not be assigned or transferred to any other person, firm, corporation, or entity without the prior, expressed, and written consent of all the parties to this Agreement.


                                SECTION EIGHTEEN:
                          COUNTERPARTS/FACSIMILE COPIES

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart. A signed facsimile copy of this Agreement shall be binding upon the parties as though it was an original.


                                SECTION NINETEEN:
                                     WAIVER

         The failure of either party to enforce any term of this Agreement will not operate as a waiver of the party's rights to enforce that or any term of this Agreement at other times or in other circumstances.

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
                                 SECTION TWENTY:
                                    REMEDIES

         Without prejudice to any other rights or remedies which a party may have, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of the undertakings contained in this Agreement and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any undertaking and no proof of special damages shall be necessary for the enforcement of the rights under any undertaking contained in this Agreement.

         IN WITNESS WHEREOF, as evidenced by their signatures below, the corporations hereto have agreed and accepted to be bound by this STOCK ACQUISITION AGREEMENT BETWEEN GOODISON PARK LIMITED AND WORLD GAMING PLC on this the 4th day of April 2003.


AGREED AND ACCEPTED BY:                                DATE:



____________________________
BY:  A. V. Collins, Director
Goodison Park Limited




____________________________
BY:  Nicholas Jackson,
Chief Executive Officer,
World Gaming Plc




SIGNED by Nicholas Jackson in the presence of:




SIGNED by Clare Kamau Roberts in the presence of:


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
                                   SCHEDULE 1

                                WORLD GAMING PLC

Minutes of a meeting of the Board of Directors held by telephone on 4th April 2003 at 47 Castle Street, Reading RG1 7SR, at p.m.

The Board considered the working capital requirements of the World Gaming Group. It was noted that the Group had an urgent cash requirement to meet its debts and in particular the debt due from Starnet Communications International to Cable & Wireless which was outstanding and which is not paid forthwith would materially adversely affect the Group business.

The Board noted that unsuccessful attempt had been made since January 2003 to obtain bank borrowings.

IT IS RESOLVED THAT:

         1. The terms of an agreement proposed to be entered into between the Company and Goodison Park Limited ("GPL"), in the form signed by Nicholas Jackson (the "Agreement") and a convertible loan note proposed to be issued by the Company to GPL, in the form signed by Nicholas Jackson (the "Convertible Loan Note"), be and are hereby approved on behalf of the Company and the execution and delivery by any Director on behalf of the Company of each of the Agreement and the Convertible Loan Note is hereby authorized, approved and confirmed.

         2. The Company hereby allots to GPL, a company incorporated in the British Virgin Islands, 5,000,000 ordinary shares of (pound)0.002 each in the capital of the Company ("shares") at a subscription price of US $0.12 per share, for a total subscription price of US$600,000, in accordance with the Agreement.

         3. The Secretary, a Director or Continental Trust Limited on behalf of the Company be and are hereby instructed upon completion of the Agreement to enter the name of GPL in the Company's Register of Members and to issue to GPL a share certificate in respect thereof, and if requested by GPL, a certified copy of the Register of Members, in accordance with the Agreement, in respect of 5,000,000 shares, such shares being fully transferable unrestricted shares with full voting and other rights attaching to the Company's share capital in accordance with its Articles of Association (which, for the avoidance of doubt, shall not be issued as American Depository Shares).

         4. Mr. A.V. Collins be and is hereby appointed upon closing of the Agreement as an additional Director of the Company.

         5. At the Company's Annual General Meeting for 2003, a resolution be proposed to members, in such form as GPL shall approve, which if passed shall have the effect of enabling the Directors to issue shares non-pre-emptively only in respect of sufficient number of names to meet the exercise of existing share options.

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

         6. The Board resolved to remove Simon Coulther's as secretary and appoint World Gaming secretary in his place.

SIGNED by all Directors of the Company



__________________
Clare Roberts
dated



__________________
Nicholas Jackson
dated





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